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ALPHA INDUSTRIES, INC.
EXECUTIVE OFFICES
20 Sylvan Road, P.O. Box 1044, Woburn MA 01801  *  (781)935-5150  *  Fax: (617) 824-4426

                                                                            [ALPHA LOGO]
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April 1, 2001



Mr. David Aldrich
81 Cross Street
Andover, MA  01810

Re:  Severance Agreement


Dear Dave:


This letter sets out the severance arrangements concerning your employment with Alpha Industries, Inc. ("Alpha").

1.     CHANGE IN CONTROL

1.1 If: (i) a Change in Control occurs while you are employed by Alpha as Chief Executive Officer, and (ii) your employment with Alpha is voluntarily or involuntarily terminated within two (2) years after the Change in Control, then you will receive the benefits provided in Section
       1.3 below.

1.2 A "Change of Control" shall mean the Continuing Directors cease for any reason to constitute a majority of the Board of Directors of Alpha. For this purpose, a "Continuing Director" will include and be limited to any member of the Board of Directors of Alpha as of the date of this letter and any Director elected or nominated for election to the Board of Directors of Alpha by at least 75% of the then Continuing Directors.

1.3 On the date of any termination described in Section 1.1, (i) Alpha will pay you a lump sum equal to two times your total annual compensation for the twelve month period prior to the Change in Control, including all wages, salary, bonus and incentive compensation, whether or not includable in gross income for federal income tax purposes; and (ii) all of your Alpha stock options will become immediately exercisable and, except as otherwise stated in this agreement, remain exercisable for a period of one year after the termination date, subject to their other terms and conditions.

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David Aldrich
April 1, 2001
Page 2


2.     TERMINATION WITHOUT CAUSE OR FOR GOOD REASON

2.1. If, while you are employed by Alpha as Chief Executive Officer, (i) your employment with Alpha is involuntarily terminated without Cause, or (ii) you terminate your employment with Alpha for Good Reason, then you will receive the benefits specified in Section 2.4 below. If your employment is terminated involuntarily by Alpha for Cause, you will not be entitled to receive the benefits specified in Section 2.4 below.

2.2. "Cause" will mean: (i) deliberate dishonesty significantly detrimental to the best interests of Alpha or any subsidiary or affiliate; (ii) conduct on your part constituting an act of moral turpitude; (iii) willful disloyalty to Alpha or refusal or failure to obey the directions of the Board of Directors; (iv) incompetent performance or substantial or continuing inattention to or neglect of duties assigned to you. Any determination of Cause must be made by the full Board of Directors at a meeting duly called, with you present and voting and, if you wish, with your legal counsel present.

2.3 "Good Reason" will mean you're no longer assigned the duties of Chief Executive Officer or you've been assigned duties inconsistent in any respect with your position as Chief Executive Officer of Alpha.

2.4 On the date of any termination described in Section 2.1, (i) Alpha will begin to pay you a continuing stream of salary payments for two years at an annual rate equal to your total annual compensation for the twelve month period prior to the termination, including all wages, salary, bonus and incentive compensation, whether or not includable in gross income for federal income tax; and (ii) all of your Alpha stock options, whether or not by their terms then exercisable, will become immediately exercisable and, except as otherwise stated in this agreement, remain exercisable for a period of one year after the termination date, subject to their other terms and conditions.

3.     NON-COMPETITION

       During the term of your employment with Alpha and for the first twenty-four (24) months after the date on which your employment with Alpha is voluntarily or involuntarily terminated (the "Noncompete Period"), you will not engage in any employment, consulting or other activity that competes with the business of Alpha or any subsidiary or affiliate of Alpha (collectively, the "Company"). You acknowledge and agree that your direct or indirect participation in the conduct of a competing business alone or with any other person will materially impair the business and prospects of Alpha. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of Alpha, (ii) assist in such hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with Alpha, (iv) encourage any customer or supplier of Alpha to terminate its relationship with Alpha, or (v) obtain, or assist in



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David Aldrich
April 1, 2001
Page 3

       obtaining, for your own benefit (other than indirectly as an employee of the Company) any customer of Alpha. If any of the restrictions in this Section 3 are adjudicated to be excessively broad as to scope, geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this section not so reduced will remain in full force and effect.

       It is understood that during the Noncompete Period, you will make yourself available to the Company for consultation on behalf of the Company, upon reasonable request and at a reasonable rate of compensation and at reasonable times in light of any commitment you may have to a new employer.

       You understand and acknowledge that the Company's remedies at law for breach of any of the restrictions in this Section are inadequate and that any such breach will cause irreparable harm to Alpha. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in Alpha's favor, Alpha may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section, and may apply for injunctive relief against any act which would violate those restrictions.

4.     PAYMENTS UNDER SECTIONS 2.4

       Payments provided for in Section 2.4 of this letter will: (i) be paid in equal periodic installments at such intervals as Alpha will generally pay its officers, and (ii) be reduced by the amount of any compensation that you receive from any person for services rendered during the period in which you are receiving such payments. Payments provided for in Section
       2.4 of this letter are further conditional upon your continued and faithful compliance with the restrictions stated in Section 3.

5.     DEATH OR DISABILITY

       In the event of your death or disability at any time during your employment by Alpha, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable so long as you remain an employee or officer of Alpha and for a period of one year thereafter, subject to their other terms and conditions.

6.     MISCELLANEOUS

       Notwithstanding anything in this letter to the contrary, no provision of this letter will operate to extend the term of any option beyond the ten
       (10) year term originally stated in the applicable option grant or option agreement. Further, and notwithstanding anything in this letter to the contrary, the provisions in this letter to the effect that your options shall remain exercisable for a period of one year after the termination date, shall only apply to those options issued to you during and after the fiscal year in which you were promoted to become President of the Company (i.e., these provisions shall only apply to those options issued to you after April 1,

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David Aldrich
April 1, 2001
Page 4


       1999; the terms governing the exercise period of your other options shall not be affected by this letter).

       This agreement contains the entire understanding of the parties concerning its subject matter. This agreement may be modified only by a written instrument executed by both parties. This agreement replaces and supersedes all prior agreements relating to your employment or severance. This agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Please sign both copies of this letter and return one to Alpha.

Sincerely,
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                                          AGREED TO:


 /s/ Thomas C. Leonard                    /s/ David J. Aldrich
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Thomas C. Leonard,                        David J. Aldrich
Chairman of the Board
                                          Date:   5/7/01
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